UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2018

FIRST DEFIANCE FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

OHIO	0-26850	34-1803915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  601 Clinton Street, Defiance, Ohio 43512

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (419) 782-5015

                                          Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On December 20, 2018, and December 24, 2018, First Defiance Financial Corp. and First Federal Bank of the Midwest (collectively, the “Companies”) entered into revised employment agreements with each of Donald P. Hileman and Kevin T. Thompson in their roles as the President and Chief Executive Officer of the Companies and the Chief Financial Officer of the Companies, respectively. The agreements with Mr. Hileman and Mr. Thompson supersede each executive’s existing employment agreement with the Companies.

Mr. Hileman’s agreement provides for a three year term of employment commencing on January 1, 2019, which term may be renewed on the same terms and conditions for additional twelve month periods, unless either the Board of Directors of the Companies (the “Boards”) or Mr. Hileman provide written notice of non-renewal to the other, in which case renewals will cease and the term will become fixed, ending at the end of the applicable term. Mr. Thompson’s agreement provides for a one-year term of employment commencing on January 1, 2019, which term shall be extended for one day each day so that the term is always twelve months. The term of Mr. Thompson’s agreement shall continue until the Boards or Mr. Thompson provides written notice of non-renewal to the other, in which case renewals will cease and the term will become fixed, ending twelve months after the date of receipt of any such written notice.

The agreements provide for a minimum base annual salary of $472,500.00 for Mr. Hileman and $238,608.00 for Mr. Thompson. The executives are also entitled to receive bonuses based on the terms and conditions set forth in the Companies’ short-term incentive bonus program, to participate in all company retirement and stock benefit plans, and to receive annual vacation in accordance with the Companies’ policies, which shall in no case be less than four weeks per year. The Companies shall also pay dues for the executives for memberships, including professional organizations, as are approved by the Companies, and shall provide the use of an automobile or an automobile expense reimbursement.

In the event that an executive’s employment is terminated by the Companies for other than Cause, Disability, Retirement, each as defined in the agreements, or the executive’s death, or such employment is terminated by the executive for Good Reason, as defined in the agreements, which has not been cured within a period of thirty days after a written notice of non-compliance has been provided by the executive to the Companies, and provided that the executive has executed a Release, as defined in the agreements, the Companies shall pay to the executive, in a lump sum payment on the first business day of the first month following the date of termination, an amount equal to his then current base salary plus the average annual payment made to the executive under the short-term incentive plan over the last completed five year period; provided, however, that if the date of termination is within six months prior to or one year after a Change in Control, as defined in the agreements, and the executive has executed a Release, as defined in the agreements, the Companies shall instead: (i) pay to the applicable executive in a lump sum on the first business day of the first month following the date of termination an amount equal to 2.99 times the sum of his annual base salary and the average of the annual short-term cash bonus payable to the applicable executive for the five years preceding the date of termination; and (ii) pay the premiums required to maintain coverage for the executive and his eligible dependents under the medical, dental and vision insurance coverage of the Companies in which the executive is a participant immediately prior to the Change in Control, as defined in the agreements, in accordance with COBRA until the earliest of the first anniversary of the date of termination or the date on which the executive is eligible to participate in another employer’s comparable health insurance plan as a full-time employee. Payments are subject to certain limitations as described more fully in the agreements. The executives also have agreed to certain non-compete provisions as outlined in the agreements.

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The above summary of the material terms of the employment agreements are qualified by reference to the text of the agreements, which are filed herewith as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement with Donald P. Hileman, dated December 20, 2018
10.2	Employment Agreement with Kevin T. Thompson, dated December 24, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST DEFIANCE FINANCIAL CORP.

By:	/s/ Kevin T. Thompson
Kevin T. Thompson, Chief Financial Officer

Date: December 27, 2018

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